UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 12, 2006

FIRST BUSEY CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	0-15959	37-1078406
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

201 W. Main St.
Urbana, IL 61801
(Address of principal executive offices) (Zip code)

(217) 365-4513
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01     ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On May 15, 2006, First Busey Corporation (the “Company”) and Barbara J. Kuhl entered into a Severance and General Release Agreement (the “Severance Agreement”) in connection with Ms. Kuhl’s departure, as described below.

Pursuant to the Severance Agreement, the Company has agreed to continue to pay Ms. Kuhl the approximate equivalent of her base salary in equal monthly installments over the 24 month period commencing May 15, 2006 (the “Payment Period”).  Ms. Kuhl will also receive a lump-sum payment of $65,000 and one-third of the bonus which Ms. Kuhl would have earned under the Company’s Management and Associate Dividend Program for the 2006 program year had Ms. Kuhl remained an employee with the Company.

The Company will pay its portion of Ms. Kuhl’s health insurance or COBRA premium during the Payment Period and will transfer to Ms. Kuhl the title of the Company automobile currently used by Ms. Kuhl.

Under the Severance Agreement, Ms. Kuhl has provided customary broad form releases and other confidentiality covenants to the Company in connection with the termination of her employment.  Ms. Kuhl has agreed not to compete with the Company, or solicit or hire any of the Company’s employees or customers for a period of 2 years.

A copy of the Severance Agreement is attached hereto as Exhibit 10.01.

ITEM 5.02     DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.

On May 12, 2006, Barbara J. Kuhl and the Company agreed to the termination of Ms. Kuhl’s employment as President and Chief Operating Officer of the Company, effective May 15, 2006.  Douglas C. Mills, the Company’s Chairman and Chief Executive Officer, will assume all operational responsibilities until a permanent successor is named.

ITEM 9.01     FINANCIAL STATEMENTS AND EXHIBITS.

(d)          Financial Statements and Exhibits

10.1        Severance and General Release Agreement, dated May 15, 2006, by and between the Company and Barbara J. Kuhl.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST BUSEY CORPORATION

	By:	/s/ Douglas C. Mills

Douglas C. Mills
Chairman and Chief Executive Officer
Date: May 18, 2006

INDEX TO EXHIBITS

EXHIBIT NUMBER	EXHIBIT TITLE

10.1	Severance and General Release Agreement, dated May 15, 2006, by and between the Company and Barbara J. Kuhl